UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

EATON CORPORATION plc

(Exact name of registrant as specified in its charter)
Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Eaton House, 30 Pembroke Road, Dublin 4, Ireland		D04 Y0C2
(Address of principal executive offices)		(Zip Code)
+353 1637 2900
(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary shares ($0.01 par value)	ETN	New York Stock Exchange
4.450% Senior Notes due 2030	ETN/30	New York Stock Exchange
3.625% Senior Notes due 2035	ETN/35	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 29, 2025, Eaton Corporation (“Eaton Corporation”) entered into a $3,000,000,000 Revolving Credit Agreement (the “5-Year Credit Agreement”) with Eaton Corporation plc (the “Company”), Eaton Capital Unlimited Company (“Eaton Capital,” and, together with the Company, Eaton Corporation, and certain other subsidiaries of the Company that become eligible borrowers, the “Borrowers”), certain subsidiaries of the Company as guarantors, certain banks party thereto as lenders, and Citibank, N.A. (“Citibank”), as administrative agent for the lenders. The 5-Year Credit Agreement replaces and supersedes the existing revolving credit facility entered into by Eaton Corporation with Citibank as administrative agent on October 3, 2022 (the “Existing 5-Year Facility”).

The 5-Year Credit Agreement provides for maximum aggregate borrowings of up to $3 billion (increased from $2.5 billion of maximum aggregate borrowings under the Existing 5-Year Facility) and permits the Borrowers to request commitment increases of up to $1 billion from existing lenders or additional banks, subject to customary conditions, including absence of default and accuracy of representations and warranties. The maximum aggregate borrowings were increased under the 5-Year Credit Agreement to account for Eaton Corporation’s termination, as described below under Item 1.02 of this Current Report on Form 8-K, of its 364-Day Revolving Credit Agreement, dated as of September 30, 2024, among Eaton Corporation, the guarantors from time to time party thereto, the several lenders from time to time parties thereto, Citibank, N.A., as Administrative Agent, Citibank, N.A., JPMorgan Chase Bank, N.A. and BofA Securities, Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as syndication agent and Bank of America, N.A. as documentation agent (the “364-Day Facility”), which permitted an aggregate of $500 million of borrowings by the borrowers thereunder.

As with the Existing 5-Year Facility, under the 5-Year Credit Agreement, Eaton Corporation may request a one-year extension of the maturity date by giving notice to Citibank not more than 60 days’ prior to the maturity date then in effect. Subject to the absence of any default and the accuracy of representations and warranties in the 5-Year Credit Agreement, the maturity date will be extended if banks holding a majority of the commitments thereunder agree to extend their commitments.

The 5-Year Credit Agreement includes customary negative covenants limiting the Borrowers’ and their subsidiaries’ ability to incur debt and liens, among others. It also requires the Borrowers to pay a quarterly facility fee that is dependent on Eaton Corporation’s credit rating and will range from 5 basis points to 12.5 basis points. In addition, the 5-Year Credit Agreement modifies certain other terms previously agreed upon in the Existing 5-Year Facility, for administrative convenience and to enhance flexibility for the Company.  Other terms and conditions of the 5-Year Credit Agreement are substantially similar to the terms of the Existing 5-Year Facility.

The foregoing description of the 5-Year Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions in such 5-Year Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On September 29, 2025, Eaton Corporation terminated the Existing 5-Year Facility. No loans were outstanding thereunder as of such date. Also on September 29, 2025, Eaton Corporation terminated in full all unused commitments under the 364-Day Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Revolving Credit Agreement, dated as of September 29, 2025, among Eaton Corporation, the Other Borrowers and Guarantors from time to time party thereto, the Banks from time to time party thereto, Citibank, N.A., as Administrative Agent, Citibank, N.A., JPMorgan Chase Bank, N.A., and BofA Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of America, N.A. as Documentation Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date:	September 29, 2025	By:	/s/ Lucy Clark Dougherty
Lucy Clark Dougherty
Executive Vice President and Chief Legal Officer